UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Grid Dynamics Holdings, Inc.

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We Urge You To Vote “FOR” Proposal No. 3 and Proposal No. 4

Grid Dynamics Holdings, Inc. (the “Company”) is providing this supplemental disclosure to assist stockholders in evaluating (i) Proposal No. 3 — the advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2024 (“Say-on-Pay”) and (ii) Proposal No. 4 — approval of an amendment to the Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan, each as described in the Company’s 2025 Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on November 10, 2025. For more information, including how to vote, please see the Proxy Statement and other documents filed by the Company with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.

This supplemental filing provides additional context regarding the Company’s executive compensation decisions and long-term incentive framework and further explains why the Board of Directors urges stockholders to vote “FOR” Proposal No. 3 and Proposal No. 4.

Proposal No. 3 — Say-on-Pay

•	The CEO’s equity grant timing is purposeful and rooted in performance discipline. Long-term incentive awards have been sized and timed to reflect business performance, strategic milestones, and leadership continuity — larger grants in 2022 and 2024, a smaller grant in 2023, and no grant at all in 2025. When viewed over the 2022–2025 period, the average annualized CEO grant value is within the competitive range of companies of similar size and complexity. The compensation committee’s objective has remained constant: to deliver equity value when the Company achieves strong and sustainable results.

•	The 2024 equity grant directly links rewards to execution of the Company’s strategy through 2026. More than 97% of the CEO’s target compensation is performance-based or at risk, including 55% of the equity 2024 award granted in the form of performance share units (“PSUs”) tied to financial and market-based goals, with the remainder in the form of time-based restricted stock units (“RSUs”). This design ties value recognition by the CEO to the Company delivering meaningful results for stockholders.

•	PSU design reinforces accountability, transparency, and sustained performance. The 2024 PSUs measure progress at one-, two-, and three-year intervals across the 2024–2026 period. Annual vesting is based on revenue growth and contribution margin, as well as relative total stockholder return and relative revenue CAGR modifiers. This structure drives annual accountability while also maintaining a long-term focus, ensuring that payout levels reflect consistent execution and value creation for stockholders over the entire period, balancing both short-term and long-term objectives.

•	In 2024, stockholders expressed strong support for the Company’s compensation program, with 98% of votes cast in favor of the Company’s Say-on-Pay proposal, and the 2025 program is materially unchanged from the prior year, retaining the same core design and governance features. Governance and stockholder alignment continue to underpin the compensation committee’s decisions. The compensation committee is fully independent and advised by an external compensation consultant to ensure objective, market-based decision-making. The Company maintains best-practice features, including a double-trigger change-in-control policy, a comprehensive clawback policy, and strict prohibitions on hedging and pledging Company stock. The compensation committee remains committed to continued transparency, responsiveness, and alignment with stockholder interests.

Proposal No. 4 — Approval of Additional Shares Under the 2020 Equity Incentive Plan

•	The share request is measured, infrequent, and not automatic. The Company is requesting approval of 3.5 million additional shares under its 2020 Equity Incentive Plan. This is the first request for additional shares since the Plan was approved by stockholders in 2020. The Plan does not include an evergreen provision; thus, periodic stockholder approval is required to continue supporting long-term incentives for management and key employees as the Company grows.

•	Equity usage has remained disciplined and within market norms. As of the record date, the Company’s total overhang is approximately 13.0%, and the three-year average burn rate is approximately 3.5%, each below the median of the Company’s compensation peer group. These metrics reflect responsible equity award administration and a sustained focus on minimizing dilution while incentivizing management and supporting long-term value creation for the Company’s stockholders.

•	The Plan enables a performance-oriented compensation strategy. The Company’s executive compensation program is deliberately weighted toward performance-based equity, with approximately 55% of executive equity awards historically delivered in the form of PSUs. Maintaining sufficient share availability under the Plan is essential to continuing this approach.

•	Failure to approve this Proposal would reduce flexibility and alignment. Without approval of Proposal No. 4, the Company would need to rely more heavily on cash-based compensation, which would weaken alignment with long-term stockholder value creation.

Conclusion

Taken together, Proposal No. 3 and Proposal No. 4 support a single, integrated objective: aligning executive compensation with long-term performance, disciplined growth, and sustained stockholder value creation. The Board and compensation committee believe the Company’s compensation framework reflects sound governance with clear accountability.

FOR THESE REASONS AND OTHERS SET FORTH IN OUR PROXY STATEMENT, THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” PROPOSAL NO. 3 AND PROPOSAL NO. 4.